Exhibit 10.6

ATLAS ENERGY GROUP, LLC

2015 LONG-TERM INCENTIVE PLAN

PHANTOM UNIT GRANT AGREEMENT

THIS PHANTOM UNIT GRANT AGREEMENT (this “Agreement”) is made as of [DATE] (the “Date of Grant”) by and between Atlas Energy Group, LLC, a Delaware limited liability company (the “Company”), and [PARTICIPANT] (the “Participant”).

WHEREAS, the Company’s 2015 Long-Term Incentive Plan (the “Plan”) provides for the grant of phantom units in accordance with the terms and conditions of the Plan;

WHEREAS, the Committee has determined that it would be in the best interest of the Company to grant the phantom units described herein on the terms and conditions hereinafter set forth; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Plan.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Grant of Phantom Units.

Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Participant [NUMBER] phantom units, subject to the restrictions set forth below and in the Plan (the “Phantom Units”).

2.	Phantom Unit Account.

Phantom Units represent hypothetical common units of the Company (“Units”), and not actual Units. The Company shall establish and maintain a Phantom Unit account, as a bookkeeping account on its records (the “Phantom Unit Account”), for the Participant and shall record in such account the number of Phantom Units granted to the Participant. No Units shall be issued to the Participant at the time the grant is made, and the Participant shall not be, nor have any of the rights or privileges of, a unitholder of the Company with respect to any Phantom Units recorded in the account. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this grant or the Phantom Unit Account established for the Participant.

3.	Vesting.

Except as otherwise provided in Sections 4(b) and 7, the Participant will become vested in the Phantom Units awarded pursuant to this Agreement and credited to the Participant’s Phantom Unit Account according to the following vesting schedule, provided the Participant continues to be employed by, or provide service to, the Company or one of its Affiliates (collectively, “Atlas”) on the applicable vesting date (the “Vesting Date”):

Vesting Date	Vested Phantom Units
[VESTING SCHEDULE	]

The vesting of the Phantom Units shall be cumulative, but shall not exceed 100% of the Phantom Units. If the foregoing schedule would produce fractional Phantom Units, the number of Phantom Units that vest shall be rounded down to the nearest whole Phantom Unit.

4.	Termination of Phantom Units.

(a) Except as provided in Section 4(b), upon the Participant’s termination of employment with or service to Atlas (“Termination of Service”) for any reason prior to the Vesting Date for any portion of the Phantom Units, the Phantom Units credited to the Participant’s Phantom Unit Account that have not vested as of such Vesting Date shall terminate and the corresponding Units shall be forfeited as of the termination date.

(b) Notwithstanding Section 4(a), upon the Participant’s Termination of Service by reason of death or Disability, any unvested Phantom Units shall immediately vest.

5.	Settlement of Phantom Units.

(a) If and when the Phantom Units vest, within 30 days after the vesting date the Company shall issue to the Participant one Unit for each vested Phantom Unit, subject to the Participant’s payment to the Company of income tax withholding and employment taxes, to the extent determined by the Company to be required to be withheld, as described below (“Tax Withholding”).

(b) The settlement of Phantom Units under this Agreement and the payment of cash with respect to DERs may be subject to Tax Withholding, in accordance with Section 8(b) of the Plan. Unless the Committee determines otherwise, the Participant or other person entitled to receive Units under this Agreement in settlement of Phantom Units or the payment of cash with respect to DERs shall be required to pay to Atlas the amount of any Tax Withholding with respect to the Phantom Units or DERs. Atlas, in its sole discretion, may also deduct from any compensation or other amounts owing to the Participant, including by payroll deduction or withholding of Units, the amount of any applicable Tax Withholding with respect to the Phantom Units or DERs. If the Committee determines that Units may be used to satisfy Tax Withholding, such Units shall be valued based on their Fair Market Value at the time the Tax

Withholding is required to be made; provided, however, that not more than the legally required minimum Tax Withholding amount may be settled by Unit withholding. If the Participant fails to pay any Tax Withholding in the manner and at the time specified by Atlas or its agent, after receiving written notice from Atlas or its agent, Atlas is authorized in its sole discretion to cancel such Phantom Units or DERs, as applicable, in which case the Phantom Units or DERs, as applicable, shall be forfeited and shall not be paid to the Participant.

(c) The obligation of the Company to deliver Units shall also be subject to the condition that, if at any time, the Committee shall determine in its discretion that the listing, registration, or qualification of the Units upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of the Units, the Units may not be issued in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of Units to the Participant pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

(d) The Participant understands and agrees that the sale of any Units received by the Participant in settlement of the Phantom Units will be subject to, and must comply with, the Company’s Insider Trading Policy.

6.	DERs.

Until such time as the Phantom Units are paid or forfeited, if a cash distribution is paid by the Company on its Units, a DER will be paid to the Participant equal to the value of the cash payment that would have been paid if such Phantom Units credited to the Participant’s Phantom Unit Account at the time of the declaration of the cash payment had been Units. The DERs shall be paid to the Participant on the date on which the distribution is paid by the Company on Units.

7.	Change in Control.

The provisions of the Plan applicable to a Change in Control shall apply to the Phantom Units, and, in the event of a Change in Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

8.	Acknowledgment by Participant.

By executing this Agreement, the Participant hereby acknowledges that with respect to any right granted to the Participant pursuant to this Agreement, the Participant is and shall be an unsecured creditor of the Company without any preference as against other unsecured general creditors of the Company, and the Participant hereby covenants for himself or herself, and anyone at any time claiming through or under the Participant, not to claim any such preference, and hereby disclaims and waives any such preference that may at any time be at issue, to the fullest extent permitted by applicable law.

9.	Grant Subject to Plan Provisions.

This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. This grant is subject to the interpretations, regulations, and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) the registration, qualification, or listing of the Units, (b) changes in capitalization of the Company, and (c) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. By receiving this grant, the Participant hereby agrees to be bound by the terms and conditions of the Plan and this Agreement. The Participant further agrees to be bound by the determinations and decisions of the Committee with respect to this Agreement and the Plan and the Participant’s rights to benefits under this Agreement and the Plan and agrees that all such determinations and decisions of the Committee shall be binding on the Participant, his or her beneficiaries, and any other person having or claiming an interest under this Agreement and the Plan on behalf of the Participant.

10.	Restrictive Covenants.

If the Participant is subject to an existing or future employment or services agreement with Atlas (an “Employment Agreement”) that addresses the subject matter of this Section 10, then such Employment Agreement shall supersede this Section 10. If the Participant is not subject to an Employment Agreement, then as a condition of this grant, the Participant agrees as follows:

(a) The Participant agrees, at all times, to hold in strict confidence all Confidential Information (as defined below) and never, during the course of the Participant’s employment with or service to Atlas or thereafter, to make any use of such information except as (and then, only to the extent) required to perform the Participant’s duties. The restrictions of this Section 10(a) shall not apply to information or data that the Participant can establish is or has become known to the public generally through no fault of the Participant or has come into the Participant’s possession lawfully and not through the Participant’s employment or service, as the case may be.

(i) For purposes of this Agreement, “Confidential Information” means all commercially sensitive information and data, in whatever format, originated by, or on behalf of, or within the knowledge or possession of, Atlas, or any independent contractor performing services on behalf of Atlas. Without limiting the foregoing, Confidential Information includes, but is not limited to, information that has been designated as proprietary or confidential; information constituting trade secrets; information that, by the nature of the surrounding circumstances, should be treated as proprietary or confidential; and information or data conceived, discovered, or developed in whole or in part by the Participant while employed by or providing services to Atlas.

(ii) The Participant acknowledges that the Participant’s relationship with Atlas is one of confidence and trust such that the Participant has in the past been, and may in the future be, privy to Confidential Information of Atlas.

(b) The Participant agrees that during the Participant’s employment with or provision of services to Atlas and for a period of 12 months following the Participant’s Termination of Service, regardless of the reason for such termination:

(i) The Participant will not, directly or indirectly, solicit, or attempt to solicit, for employment, with the Participant or with any other person or entity, any employee, consultant, and/or other independent contractor of Atlas, nor will the Participant, directly or indirectly, solicit or induce, or attempt to solicit or induce, any such individual to leave his or her employment with Atlas or to terminate his or her agreement to provide services to Atlas.

(ii) The Participant will not, directly or indirectly, solicit, or attempt to solicit, any lease or other interest in oil and gas or real property benefitting oil and gas operations for the Participant, or for any other person or entity, from any lessor and/or transferor of oil and gas rights (or holder of any right of way) or prospective lessor and/or transferor of such rights of Atlas with which/whom the Participant had contact within the 12 months prior to the Participant’s Termination of Service with Atlas or concerning which the Participant had access to Confidential Information, during and by virtue of the Participant’s employment with or service to Atlas.

(c) The Participant acknowledges and agrees that the restrictions contained in this Section 10 are reasonable and necessary to protect the legitimate business interests of Atlas and that the Company would not have entered into this Agreement in the absence of such restrictions.

(d) The Participant acknowledges and agrees that any breach by the Participant of any of the covenants or agreements contained in this Section 10 will result in irreparable injury to Atlas, for which Atlas may be entitled to any remedy at law or equity, including specific performance of the Participant’s obligations under this Section 10, as well as injunctive relief without the posting of any bond, such as may be granted by a court of competent jurisdiction.

(e) In addition to the foregoing remedies, the Participant agrees that if the Participant breaches any of the covenants or agreements contained in this Section 10:

(i) The Committee may cause the Participant’s unvested Phantom Units to be cancelled and forfeited without payment by the Company; and

(ii) The Committee may require that the Participant return to the Company any Units issued to the Participant (or the Fair Market Value of such Units) in settlement of Phantom Units pursuant to this Agreement at such date and on such terms and conditions as the Committee deems appropriate. Atlas must exercise the right of recoupment provided in this Section 10(e)(ii) within two years after the Committee’s first having knowledge of Participant’s breach of any of the covenants or agreements contained in this Section 10, and the Company shall be entitled to set off against the amount of any such recoupable amount any amounts owed to the Participant by Atlas.

(f) If any provision of this Section 10 or the application hereof is determined by any court of competent jurisdiction to be invalid or unenforceable, the other portions of this Section 10 or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any court of competent jurisdiction determines that any provision of this Section 10 is unenforceable, then the Participant agrees to the reformation of any such covenant or agreement by the court to limits that such court finds to be enforceable.

(g) The provisions of this Section 10 shall survive the termination of this Agreement and termination of the Participant’s Termination of Service.

11.	Adjustment of and Changes in Units of the Company.

The Phantom Units shall be subject to adjustment by the Committee in connection with a transaction or event as provided for in Section 4(a) of the Plan.

12.	No Employment or Other Rights.

The grant of Phantom Units hereunder shall not confer upon the Participant any right to be retained by or in the employ or service of Atlas and shall not interfere in any way with the right of Atlas to terminate the Participant’s employment or service at any time. The right of Atlas to terminate at will the Participant’s employment or service pursuant to or in the absence of a contract at any time for any reason is specifically reserved.

13.	No Unitholder Rights.

Neither the Participant, nor any person entitled to receive Units hereunder in the event of the Participant’s death, shall have any of the rights and privileges of a unitholder until the Units have been issued to the Participant in settlement of the Phantom Units.

14.	Assignment and Transfers.

Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered, or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Phantom Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution, or similar process upon the rights or interests hereby conferred, the Committee may terminate the Phantom Units by notice to the Participant, and the Phantom Units and all rights hereunder shall thereupon become null and void. The rights and protections of Atlas hereunder shall extend to any successors or assigns of Atlas. This Agreement may be assigned to a third party by the Company without the Participant’s consent.

15.	Applicable Policies.

The grant made pursuant to this Agreement shall be subject to any applicable clawback and other policies established by the Board or the Committee from time to time, or as otherwise provided by law.

16.	Governing Law.

The validity, construction, interpretation, and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof, except that Section 10 shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

17.	Section 409A.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption therefrom, and payments may only be made under this Agreement upon an event and in a manner that does not cause the imposition of tax penalties under Section 409A of the Code. To the maximum extent permitted under Section 409A of the Code, the benefits provided under this Agreement are intended to be subject to a “substantial risk of forfeiture” under Section 409A of the Code, and will be paid within the “short term deferral period” following the lapse of the applicable forfeiture conditions. In no event may the Participant, directly or indirectly, designate the calendar year of a payment. Notwithstanding anything in this Agreement to the contrary, if and to the extent necessary to avoid the imposition of tax penalties under Section 409A of the Code, if the Participant is considered a “specified employee” for purposes of Section 409A of the Code, payment of amounts under this Agreement shall be delayed for a period of six months after the Participant’s separation from service, and the delayed amounts shall be paid in a lump sum payment within ten days after the end of the six-month postponement period. Notwithstanding the preceding sentence, if the Participant dies during the six-month delay period prior to the payment of benefits, the payments delayed on account of Section 409A of the Code shall be paid to the personal representative of the Participant’s estate within 60 days after the date of the Participant’s death.

18.	Amendment.

This Agreement may be amended by the Board or the Committee at any time, subject to the provisions of Section 7(b) of the Plan. Notwithstanding anything herein to the contrary, to the extent that Participant is subject to an agreement that is inconsistent herewith, such agreement shall prevail as long as it does not violate the Plan.

19.	Notice.

Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of its Chief Legal Officer at its executive offices at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103 or at such other address as to which the Company shall have notified Participant in writing, and any notice to the Participant shall be addressed to such

Participant at the current address shown on the payroll of Atlas, or to such other address as the Participant may designate to Atlas. Any notice shall be delivered by hand or by a recognized courier service such as FedEx or UPS, sent by telecopy, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the Date of Grant.

ATLAS ENERGY GROUP, LLC

By:
Name:
Title:

I hereby accept the award of Phantom Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby agree that all of the decisions, interpretations, and determinations of the Committee or Board with respect to the Plan or this Agreement shall be final and binding.

Date	[PARTICIPANT], Participant